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                                                                    Exhibit 99.1



June 6, 2003


Gregory M. Shepard, Esq.
15 Country Club Place
Bloomington, IL 61701

Dear Mr. Shepard:

At a meeting today, State Auto Financial Corporation's Board of Directors considered your communications of May 29 and June 3 and related materials. Your proposal, by its terms, depends on actions by other parties which have not been taken and which are beyond State Auto Financial's legal authority. Based on this and other factors, the Board decided it would not be necessary or appropriate to take action at this time.

If future developments result in a change in this position, you will be notified.

Sincerely,

/s/ Robert H. Moone

Robert H. Moone
President and Chief Executive Officer
State Auto Financial Corporation